NVR, INC. ANNOUNCES THIRD QUARTER RESULTS

FOR IMMEDIATE RELEASE	Contact: Office:	Dan Malzahn (703) 956-4204

October 17, 2006, Reston, VA—NVR, Inc. (AMEX: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced that diluted earnings per share for its third quarter ended September 30, 2006 decreased 19% and net income decreased 32% when compared to the 2005 third quarter. Net income for the 2006 third quarter was $129,333,000, $19.63 per diluted share, compared to net income of $189,443,000, $24.33 per diluted share, for the same period of 2005. Consolidated revenues for the third quarter of 2006 totaled $1,553,411,000, a 13% increase from $1,373,022,000 for the comparable 2005 quarter.

For the nine months ended September 30, 2006, consolidated revenues were $4,506,994,000, 25% higher than the $3,604,143,000 reported for the same period of 2005. Net income for the nine months ended September 30, 2006 was $452,245,000, a decrease of 5% when compared to the nine months ended September 30, 2005. Earnings per diluted share for the nine months ended September 30, 2006 was $67.23, an increase of 12% from $59.87 per diluted share for the comparable period of 2005.

Homebuilding

New orders in the third quarter of 2006 decreased 18% to 2,378 units, when compared to 2,897 units in the third quarter of 2005. The cancellation rate in the quarter ended September 30, 2006 was 27% compared to 15% in the third quarter of 2005 and 13% in the second quarter of 2006. The cancellation rate in Washington was 39% in the quarter compared to 19% in the third quarter of 2005 and 21% cancellation rate in the second quarter of 2006. The cancellation rate in Baltimore was 24% in the quarter compared to 11% in the third quarter of 2005 and 14% in the second quarter of 2006. The average sales price of total new orders in the third quarter of 2006 declined 9% from the third quarter of 2005. The decline is the result of a shift of new orders out of the higher priced Washington and Baltimore markets. Also contributing to the decline in average new order price was a 25% drop in average new order price in the Washington market as compared to 2005.

Settlements increased in the third quarter of 2006 to 3,854 units, 8% more than the same period of 2005. Homebuilding revenues for the three months ended September 30, 2006 totaled $1,528,964,000, 13% higher than the year earlier period. Income before tax from the homebuilding segment totaled $194,816,000, a decrease of 33% when compared to the third quarter of the previous year. Gross profit margins decreased to 19.0% in the 2006 third quarter compared to 28.1% for the same period in 2005. Gross profit margins were negatively impacted by land deposit impairments of approximately $80,800,000. These impairments lowered gross margins by 529 basis points. The Company’s backlog of homes sold but not settled at the end of the 2006 quarter decreased on a unit basis by 17% to 7,388 units and 18% on a dollar basis to $3,132,419,000 when compared to the same period last year.

Mortgage Banking

Mortgage closed loan production of $986,677,000 for the three months ended September 30, 2006 was 14% higher than the same period last year. Operating income contributed by the mortgage banking operations during the third quarter of 2006 increased 6% to $17,291,000, when compared to the $16,250,000 reported for the same period of 2005.

Outlook

The Company expects gross margins to continue to be negatively impacted by pricing pressure in many of its markets. As a result of the lot deposit impairments in the current quarter and the continued deterioration in the housing market, the Company lowered its full year 2006 guidance on net income to a range of $600,000,000 to $620,000,000. Full year net income expectations include an after tax expense of approximately $36,000,000 for the implementation of SFAS 123R, Share Based Payment.

Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than those of historical facts included herein, including those regarding market trends, NVR’s financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to, general economic and business conditions (on both a national and regional level), interest rate changes, access to suitable financing, competition, the availability and cost of land and other raw materials used by NVR in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of NVR to integrate any acquired business, fluctuation and volatility of stock and other financial markets and other factors over which NVR has little or no control. The Company has no obligation to update such forward-looking statements.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Homebuilding:
Revenues	$1,528,964	$1,350,465	$4,435,503	$3,546,965
Other income	3,238	1,224	8,248	4,157
Cost of sales	(1,238,671)	(970,437)	(3,403,893)	(2,557,268)
Selling, general and administrative	(95,574)	(86,626)	(329,131)	(243,276)

Operating income	197,957	294,626	710,727	750,578
Interest expense	(3,141)	(2,905)	(14,773)	(8,835)

Homebuilding income	194,816	291,721	695,954	741,743

Mortgage Banking:
Mortgage banking fees	24,447	22,557	71,491	57,178
Interest income	1,986	1,492	5,236	3,276
Other income	403	435	1,017	1,022
General and administrative	(8,847)	(7,957)	(27,867)	(22,486)
Interest expense	(698)	(277)	(2,619)	(730)

Mortgage banking income	17,291	16,250	47,258	38,260

Income before taxes	212,107	307,971	743,212	780,003
Income tax expense	(82,774)	(118,528)	(290,967)	(304,981)

Net income	$129,333	$189,443	$452,245	$475,022

Basic earnings per share	$22.59	$30.08	$79.60	$73.73

Diluted earnings per share	$19.63	$24.33	$67.23	$59.87

Basic average shares outstanding	5,725	6,298	5,682	6,443

Diluted average shares outstanding	6,588	7,787	6,727	7,934

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$235,771	$170,090
Receivables	16,762	40,562
Inventory:
Lots and housing units, covered under
sales agreements with customers	912,111	723,657
Unsold lots and housing units	89,765	60,419
Manufacturing materials and other	9,263	9,899

	1,011,139	793,975
Contract land deposits, net	437,519	517,241
Assets not owned, consolidated
per FIN 46R	262,534	275,306
Property, plant and equipment, net	36,985	31,096
Reorganization value in excess of amounts
allocable to identifiable assets, net	41,580	41,580
Goodwill and other indefinite and definite
life intangibles, net	11,967	12,061
Other assets	201,167	142,851

	2,255,424	2,024,762

Mortgage Banking:
Cash and cash equivalents	2,834	7,436
Mortgage loans held for sale, net	203,443	193,932
Property and equipment, net	1,260	1,003
Reorganization value in excess of amounts
allocable to identifiable assets, net	7,347	7,347
Other assets	2,437	3,189

	217,321	212,907

Total assets	$2,472,745	$2,237,669

(Continued)

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	September 30, 2006	December 31, 2005
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$281,082	$262,086
Accrued expenses and other liabilities	301,741	337,257
Liabilities related to assets not owned,
consolidated per FIN 46R	207,579	215,284
Customer deposits	213,379	256,837
Other term debt	3,141	3,325
Notes payable	—	103,000
Senior notes	200,000	200,000

	1,206,922	1,377,789

Mortgage Banking:
Accounts payable and other liabilities	11,245	25,902
Notes payable	168,062	156,816

	179,307	182,718

Total liabilities	1,386,229	1,560,507

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 60,000,000
shares authorized; 20,592,640 shares issued
for both September 30, 2006 and
December 31, 2005	206	206
Additional paid-in capital	562,608	473,886
Deferred compensation trust – 547,238 and
547,697 shares of NVR, Inc. common stock for
September 30, 2006 and December 31, 2005,
respectively	(80,090)	(76,303)
Deferred compensation liability	80,090	76,303
Retained earnings	3,060,873	2,608,628
Less treasury stock at cost – 14,947,725
14,964,482 shares for September 30, 2006 and
December 31, 2005, respectively	(2,537,171)	(2,405,558)

Total shareholders’ equity	1,086,516	677,162

Total liabilities and shareholders’
equity	$2,472,745	$2,237,669

NVR, Inc.
Operating Activity
(unaudited)
(dollars in thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005
Homebuilding data:
New orders (units)
Washington (1)	510	622	2,296	2,881
Baltimore (2)	267	431	1,185	1,461
North (3)	937	1,225	4,307	4,480
South (4)	664	619	2,427	2,216

Total	2,378	2,897	10,215	11,038

Average new order price	$362.5	$399.3	$380.6	$403.8
Settlements (units)
Washington (1)	869	964	2,688	2,570
Baltimore (2)	463	388	1,494	1,046
North (3)	1,692	1,491	4,631	3,889
South (4)	830	733	2,324	2,102

Total	3,854	3,576	11,137	9,607

Average settlement price	$396.3	$377.5	$397.7	$368.5
Backlog (units)
Washington (1)			2,357	2,864
Baltimore (2)			764	1,231
North (3)			2,743	3,340
South (4)			1,524	1,440

Total			7,388	8,875

Average backlog price			$424.0	$431.7
Community count (average)	609	518	602	501
Lots controlled at end of period			98,000	100,000
Mortgage banking data:
Loan closings	$986,677	$867,864	$2,846,920	$2,340,177
Capture rate	86%	85%	86%	87%
Common stock information:
Shares outstanding at end of period			5,644,915	6,240,568
Weighted average basic shares outstanding	5,725,000	6,298,000	5,682,000	6,443,000
Weighted average diluted shares outstanding	6,588,000	7,787,000	6,727,000	7,934,000
Number of shares repurchased	127,085	137,000	288,941	643,150
Aggregate cost of shares repurchased	$62,469	$115,216	$183,286	$510,532

(1)	Washington, D.C. metropolitan area and adjacent counties in Maryland, Virginia and West Virginia

(2)	Baltimore, MD metropolitan area and adjacent counties in Pennsylvania

(3)	Delaware, Maryland Eastern Shore, New Jersey, New York, Ohio, Pennsylvania, Michigan, and Kentucky

(4)	North Carolina, South Carolina, Tennessee and Richmond, VA